EXHIBIT 10.47

CARMAX, INC.
NOTICE OF RESTRICTED STOCK UNIT GRANT

[_________, 20__]

[NAME/ADDRESS]

Dear [NAME]

As of [______, 20__] (the “Grant Date”), and pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”), you have been granted restricted stock units of CarMax, Inc. (the “Restricted Stock Units”) as set forth herein.

The Restricted Stock Units are subject to the provisions of the Plan. The terms of the Plan are incorporated into this Notice of Restricted Stock Unit Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control. All capitalized terms not defined herein shall have the meaning given to them in the Plan. Please refer to the Plan for certain conditions not set forth in this Notice of Grant. Copies of the prospectus for the Plan, which describes material terms of the Plan, the Plan, and the annual report of CarMax, Inc. (the “Company”) to shareholders on Form 10-K for fiscal year 20__ are available from the Company’s corporate secretary at (804) 747-0422.

Number of Restricted Stock Units:
Grant Date Fair Market Value:

A.    Vesting of Restricted Stock Units

Except as otherwise provided in this Notice of Grant, all the Restricted Stock Units will vest and become nonforfeitable on the [____] anniversary of the Grant Date (the “Specified Date”) or such earlier date as may be provided in this Notice of Grant or the Plan (collectively, the “Vesting Date”) provided you continue to provide services to the Company as a member of the Board (a “Director”) or otherwise from the Grant Date until the Vesting Date. No Restricted Stock Units may vest after the Specified Date and all unvested Restricted Stock Units remaining after the Specified Date will terminate and be completely forfeited. If your service terminates prior to the Vesting Date for any reason other than those described in Section B, then any unvested Restricted Stock Units (and any related dividend equivalent rights) subject to this Notice of Grant shall terminate and be completely forfeited on the date of such termination. To the extent that you do not vest in any Restricted Stock Units, and regardless of any election described in Section F that you may have made with respect to such unvested Restricted Stock Units, all interest in such units, the related shares of Company Stock, and any related dividend equivalent rights shall be forfeited. You shall have no right or interest in any Restricted Stock Unit or related share of Company Stock that is forfeited. Prior to payment, none of the Restricted Stock Units and any interest therein may be sold, assigned, transferred, hypothecated, exchanged, pledged or otherwise encumbered or disposed of, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to transfers by the Company.

B.    Accelerated Vesting

1.
Death or Disability. If your service as a Director terminates prior to the Specified Date as a result of: (i) your death, or (ii) your Disability, all Restricted Stock Units covered by this Notice of Grant will become immediately vested and nonforfeitable, effective as of the date your service as a Director terminates.

2.
Change of Control. In the event of a Change of Control, all Restricted Stock Units covered by this Notice of Grant will become immediately vested and nonforfeitable, effective upon the date of such Change of Control.

C.    Payment for Restricted Stock Units

1.
Payment Schedule. Subject to any deferral election described in Section F, payment for your Restricted Stock Units shall be made in shares of Company Stock upon the earliest to occur of the payment dates set forth below (the earliest date shall be the “Payment Date”):

a)	Specified Date. One hundred percent (100%) of the unpaid Restricted Stock Units (and related dividend equivalent rights), if vested, shall be paid upon the Specified Date.

b)	Death or Disability. One hundred percent (100%) of the unpaid Restricted Stock Units (and related dividend equivalent rights) shall be paid upon an accelerated vesting event described in Section B.1.

c)
Change of Control. One hundred percent (100%) of the unpaid Restricted Stock Units (and related dividend equivalent rights) shall be paid upon the occurrence of an event that is both a “change in control event” (as defined in Code section 409A(a)(2)(A)(v) and the applicable regulations issued thereunder) and a Change of Control.

The Company shall deliver all shares of Company Stock issuable pursuant to such vested Restricted Stock Units in the form of a single distribution within 60 days of the Payment Date.

2.
Method of Payment. The value of each Restricted Stock Unit on the Payment Date shall equal the Fair Market Value of a share of Company Stock. The Company will deliver (via certificate or such other method as the Company determines) any shares of Company Stock payable pursuant to Section C.1 or Section F. Notwithstanding anything herein to the contrary, the Company shall have the right to refuse to deliver any shares of Company Stock under this Notice of Grant if the Company acting in its absolute discretion determines that the issuance or transfer of such shares may violate any applicable law or regulation.

3.
Expiration upon Payment. Upon delivery of Company Stock in accordance with this Notice of Grant, the portion of the Restricted Stock Units attributable to such Company Stock shall be extinguished and such number of Restricted Stock Units will not be considered to be held by you for any purpose.

D.    No Shareholder Rights

Unless and until the Company has issued a certificate representing shares of Company Stock or has recorded the issuance of the shares of Company Stock in its books and records, you shall not have any of the rights or privileges of a stockholder of the Company with respect to shares subject to the Restricted Stock Units, including, without limitation, any voting or dividend rights. However, you will have the right to receive payments equivalent to dividends as set forth below. You are an unsecured general creditor of the Company with respect to any payment relating to vested Restricted Stock Units.

E.    Dividend Equivalent Rights

You shall accumulate dividend equivalent rights on each Restricted Stock Unit in an amount equal to the dividends paid, if any, with respect to a share of Company Stock on each date that a dividend is paid on the Company Stock from the Grant Date to the Payment Date. The dividend equivalent rights shall be converted into additional Restricted Stock Units based on the Fair Market Value of a share of Company Stock on the date the dividend is paid and shall accumulate and be paid in shares of Company Stock when the payment for the corresponding Restricted Stock Unit is made in accordance with Section C.1. or Section F, as applicable. Such additional Restricted Stock Units shall be subject to the same forfeiture restrictions as apply to the Restricted Stock Unit to which they relate.

F.    Deferral Election

1. Deferral of Receipt of Company Stock. If you are a non-employee Director, you may have elected to defer the Payment Date set forth in Section C.1 by completing the form attached hereto as Exhibit I. If you made such an election, then notwithstanding Section C.1., the Payment Date with respect to any vested Restricted Stock Units subject to this Notice of Grant will be the earliest of:

a)	Death or Disability. The date of your death or the date your service as a Director terminates as a result of your Disability.

b)	Change of Control. The occurrence of an event that is both a “change in control event” (as defined in Code section 409A(a)(2)(A)(v) and the applicable regulations thereunder) and a Change of Control.

c)	Separation from Service. The date you elected in Section III of the attached Exhibit I.

The Company shall deliver all shares of Company Stock issuable pursuant to such vested Restricted Stock Units in the form of a single distribution within 60 days of the Payment Date.

2. Specified Employees. Notwithstanding anything herein to the contrary, if your Payment Date would otherwise be the date you elected in Section III of the attached Exhibit I, but you are a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)) as of your Separation from Service (as defined in Code section 409A and the applicable regulations issued thereunder), then your Payment Date shall be delayed until the earlier of (1) the date that is six months following your Separation from Service, or (2) the date of your death.

3. Conditions on Election. Any deferral election with respect to the Restricted Stock Units covered by this Notice of Grant must have been made using the form attached as Exhibit I and will not be effective unless it was filed with the Company prior to [______, 20__]. Your deferral election is irrevocable and subsequent deferral elections are not permitted; however, the Company may terminate your deferral election to the extent permitted by, and in accordance with, Code section 409A.

G.    Tax Withholding

When payment is made in accordance with Section C.1. or Section F, all of the income and other taxes related to such shares of Company Stock are the sole responsibility of the Director.

H.    Change of Capital Structure

If the number of outstanding shares of the Company Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Restricted Stock Units, and the Grant Date Fair Market Value will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Restricted Stock Units that existed immediately before the change.

I.    Miscellaneous

If there is any litigation involving the Restricted Stock Units, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Notice of Grant following a Change of Control, then insofar as such action is not deemed to be frivolous by the arbitrator, the Company shall bear all expenses related to the arbitration, including all legal fees incurred by you. The Committee shall have the authority to interpret and administer this Notice of Grant.

J.    409A Compliance

The Restricted Stock Units are intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Notice of Grant shall be interpreted, operated and administered in a manner consistent with this intention.

K.    Acceptance

By accepting this grant, this Notice of Grant (including Exhibit I), together with the Plan, will become the entire agreement between you and the Company with respect to the subject matter hereof, and will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflict of law provisions in any jurisdiction. This Notice of Grant supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters. By accepting this grant, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading.” You also agree not to sell Company Stock at a time when other applicable laws prohibit a sale. This restriction will apply as long as you are an employee, consultant or Director of the Company.

Sincerely,

Thomas W. Reedy
Executive Vice President and Chief Financial Officer

EXHIBIT I

Non-Employee Director Deferral Election Form
I.    Instructions

Note: All capitalized terms not defined herein shall have the meaning given to them in the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”), the terms of which are incorporated herein. In the case of any conflict between the Plan and this form, the terms of the Plan shall control.

As a non-employee Director of the CarMax, Inc. Board of Directors, you may use this form (“Election Form”) to elect to defer receipt of all Company Stock issuable pursuant to any Restricted Stock Units that may be granted to you with a [______, 20__] Date of Grant (the “20__ Units”). You are not obligated to make a deferral election with respect to the 20__ Units.

In order for your deferral election to be effective with respect to the 20__ Units, Sections III and IV (on Page 2) of this Election Form must be completed and Page 2 of this Election Form must be filed with the Company prior to [______, 20__] (the Date of Grant). If you made a deferral election with respect to Restricted Stock Units granted prior to [______, 20__], such deferral election will not carry over to the 20__ Units.

Your deferral election using this Election Form will be irrevocable with respect to the 20__ Units as of the Date of Grant and subsequent deferral elections (as defined in Code section 409A(a)(4)(C)) will not be permitted.

II.    Payment for Restricted Stock Units

If you do not make an effective deferral election using this Election Form, payment for any vested 20__ Units will be made in shares of Company Stock in the form of a single distribution within 60 days following the earliest of: (i) your death, (ii) the date your service as a Director terminates as a result of your Disability, (iii) the occurrence of an event that is both a “change in control event” (as defined in Code section 409A(a)(2)(A)(v) and the applicable regulations issued thereunder) and a Change of Control, or (iv) the [____] anniversary of the Date of Grant. If you make an effective deferral election using this Election Form, payment for any vested 20__Units will be made in shares of Company Stock in the form of a single distribution within 60 days following the earlier of:

1)	The earliest of (i), (ii), or (iii), above.

2)	The date you elect in Section III of this Election Form.

The value of each 20__ Unit as of the earlier of (1) or (2), above, shall equal the Fair Market Value of a share of Company Stock. Vesting of the 20__ Units will be determined in accordance with the applicable Notice of Restricted Stock Unit Grant and the Plan.

Notwithstanding anything herein to the contrary, if any 20__ Units are payable upon the date you elect in Section III of this Election Form, but you are a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)) as of your Separation from Service (as defined in Code section 409A and the applicable regulations issued thereunder), then payment for such 20__ Units shall be delayed until the earlier of (1) the date that is six months following your Separation from Service, or (2) the date of your death.

Prior to payment, the 20__ Units are not transferable by you by means of sale, assignment, exchange, pledge or otherwise. You are an unsecured general creditor of the Company with respect to payment relating to any vested 20__Units.

III.    Election

First Name	Middle Name	Last Name

Subject to the terms and conditions set forth in the applicable Notice of Restricted Stock Unit Grant and Section II above, I elect to defer the receipt of all (100%) of the Company Stock issuable in settlement of any 20__ Units until:

☐    My Separation from Service (as defined in Code section 409A and the applicable regulations thereunder);
or
☐    January 1 following the calendar year in which my Separation from Service occurs.

IV.    Agreement and Authorization

I understand and acknowledge that:

My election above is irrevocable with respect to the 20__ Units as of the Date of Grant; however, the Company may, in its sole discretion, amend or modify this Election Form and my election to the extent the Company deems it necessary or advisable to comply with applicable law and the Company may, in its sole discretion, terminate my election above to the extent permitted by, and in accordance with, Code section 409A.

The Company cannot guarantee any particular tax treatment with respect to my deferral under federal, state, or local tax law. This Election Form is intended to comply with Code section 409A and official guidance issued thereunder and shall be interpreted, operated and administered in a manner consistent with this intention; however, the Company makes no representation as to whether the 20__ Units will be exempt from or comply with Code section 409A. The Company advises that I consult my own tax, legal, and financial advisors before making the election, above.

The use of this Election Form does not create any right to receive Restricted Stock Units or to be retained in the service of the Board. This Election Form shall only be effective with respect to Restricted Stock Units that are actually granted. Any 20__ Units actually granted will be subject to the terms and conditions of the Plan and the applicable Notice of Restricted Stock Unit Grant. I have reviewed this Election Form and the Plan in their entirety.

I agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Election Form or the Plan or otherwise relating to my deferral election hereunder.

Signature

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Date (MM/DD/YYYY)